UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

August 2, 2012
Date of Report (date of earliest event reported)

Sigma Designs, Inc.
(Exact name of Registrant as specified in its charter)

California	001-32207	94-2848099
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1778 McCarthy Blvd
Milpitas, California  95035
(Address of principal executive offices)

(408) 262-9003
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement.

On August 2, 2012, Sigma Designs, Inc. (the “Company”) entered into a settlement agreement (the “Settlement Agreement”) with Potomac Capital Partners III, L.P. and certain entities and natural persons listed on Exhibit A of the Settlement Agreement and their affiliates (collectively, “Potomac”), who beneficially own approximately 7.9% of the Company’s outstanding common stock.  The Settlement Agreement addresses, among other items, the voting of proxies by the Company and Potomac for the election of directors at the Company’s 2012 Annual Meeting of Shareholders (the “Annual Meeting”).

Pursuant to the Settlement Agreement, the Company and Potomac agreed that following the Annual Meeting, the Board of Directors shall be composed of five directors, including (i) two director candidates nominated by Potomac, Eric B. Singer and Mark J. Bonney (the “Potomac Nominees”), (ii) two director candidates nominated by the Company, Thinh Q. Tran and Lung C. Tsai, and (iii) Maury Austin, whose selection was the result of a collaborative process conducted by the Board and Potomac to identify a qualified, mutually agreeable, fifth director.  In order to effectuate this agreed-upon structure of the Board of Directors, the Company’s Board of Directors (the “Board”) agreed to vote the shares represented by proxies delivered by shareholders to the Company, on a cumulative basis, to elect two of the Company’s proposed nominees, Thinh Q. Tran and Lung C. Tsai, at the Annual Meeting, unless counter instructions were provided by a shareholder in delivering such proxy.  In addition, Potomac agreed to vote the shares beneficially owned by Potomac and represented by proxies delivered by shareholders to Potomac, on a cumulative basis, to elect two of Potomac’s proposed nominees, Eric B. Singer and Mark J. Bonney (the “Potomac Nominees”), at the Annual Meeting, unless counter instructions were provided by a shareholder in delivering such proxy.

The Board also agreed to expand the Board from four to five directors, effective as of immediately following the Annual Meeting.  Each of Potomac and the Company agreed to take such other actions as are within its power to cause the newly-elected Board to appoint Maury Austin to the Board immediately following the Annual Meeting to fill the vacancy created by the increase in the authorized number of directors from four to five directors.  The Board and the Corporate Governance and Nominating Committee of the Board have reviewed the qualifications and background of Mr. Austin and determined that his appointment to serve as a director of Sigma is in the best interest of Sigma and its shareholders.

In addition, if either of the Potomac Nominees is unable to serve as a director, resigns as a director or is removed as a director prior to the 2013 annual meeting of shareholders (the “2013 Annual Meeting”) and at such time Potomac beneficially owns at least the lesser of 5.0% of the Company’s then outstanding Common Stock and 1,645,224 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), then Potomac will be entitled to recommend a replacement director. The replacement director must qualify as an “independent director” pursuant to NASDAQ listing standards to fill the resulting vacancy, and the replacement director remains subject to the reasonable good faith approval of the Corporate Governance and Nominating Committee of the Board.

Pursuant to the Settlement Agreement, Potomac has agreed to vote the shares beneficially owned by Potomac and represented by proxies delivered by shareholders to Potomac, unless otherwise instructed, in favor of the ratification of the Company’s independent registered public accounting firm and the advisory vote on the executive compensation of the Company’s named executive officers (consistent with the recommendation of Institutional Shareholder Services).  In addition, Potomac agreed to certain standstill restrictions, which expire upon the earlier of ten business days prior to the deadline for submission of shareholder nominations for the 2013 Annual Meeting and the date that is 100 days prior to the first anniversary of the 2012 Annual Meeting.

A copy of the Settlement Agreement is filed with this Form 8-K and attached hereto as Exhibit 10.1. The foregoing description of the Settlement Agreement is qualified in its entirety by reference to the full text of the Settlement Agreement.

On August 3, 2012, the Company issued a press release announcing the signing of the Settlement Agreement. A copy of the press release is filed with this Form 8-K and attached hereto as Exhibit 99.1.

On August 2, 2012 and in connection with the execution of the Settlement Agreement, the Board approved a form of director and officer indemnification agreement, a copy of which is filed with this Form 8-K and attached hereto as Exhibit 10.2.  The Company intends to enter into this form of director and officer indemnification agreement with the Company’s current and future officers and directors.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On August 2, 2012, the Board approved Amended and Restated By-Laws of the Company, with the only amendment being to increase the size of the Board from four directors to five directors, with such Amended and Restated By-Laws to become effective immediately following the completion of the Annual Meeting.  A copy of the Amended and Restated By-laws of the Company is filed with this Form 8-K and attached hereto as Exhibit 3.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3.1	Amended and Restated By-laws of Sigma Designs, Inc.

10.1	Settlement Agreement dated August 2, 2012 by and among Sigma Designs, Inc. and the entities and natural persons listed on Exhibit A thereto and their respective Affiliates.

10.2	Form of Director and Officer Indemnification Agreement

99.1	Press release dated August 3, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 3, 2012		SIGMA DESIGNS, INC.

	By:	/s/ Thinh Q. Tran
Thinh Q. Tran
President and Chief Executive Officer
(Principal Executive Officer)

EXHIBIT INDEX

Exhibit	Description

3.1	Amended and Restated By-laws of Sigma Designs, Inc.

10.1	Settlement Agreement dated August 2, 2012 by and among Sigma Designs, Inc. and the entities and natural persons listed on Exhibit A thereto and their respective Affiliates.

10.2	Form of Director and Officer Indemnification Agreement

99.1	Press release dated August 3, 2012